EXHIBIT 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210
(609) 716-8255 (fax)

AMREP REPORTS FOURTH QUARTER AND FISCAL 2013 RESULTS

Princeton, New Jersey, July 16, 2013 – AMREP Corporation (NYSE: AXR) today reported a net loss of $2,838,000, or $0.47 per share, for its 2013 fiscal year ended April 30, 2013 compared to a 2012 net loss of $1,143,000, or $0.19 per share. The 2013 results included pre-tax, non-cash impairment charges of $1,511,000 ($952,000 after tax, or $0.16 per share), of which $1,342,000 ($845,000 after tax, or $0.14 per share) was recorded in the fourth quarter, while the 2012 results included a fourth quarter pre-tax, non-cash impairment charge of $570,000 ($359,000 after tax, or $0.06 per share).  The charges in both years reflected the write-down of certain real estate assets. The results for 2013 also included a fourth quarter reserve for doubtful accounts receivable from a magazine wholesaler of $2,000,000 ($1,260,000 after tax, or $0.21 per share).  Revenues for 2013 were $83,001,000 compared to $85,360,000 in the prior year.

For the fourth quarter of 2013, the net loss after the impairment and reserve for bad debt charges was $2,509,000, or $0.42 per share, compared to a net loss after the impairment charge of $1,631,000, or $0.27 per share, in the same period of 2012.  Fourth quarter 2013 revenues were $20,336,000 versus fourth quarter 2012 revenues of $19,092,000.

Excluding the impairment charges in both years and the accounts receivable reserve in 2013, the net loss for the fourth quarter of 2013 was $404,000, or $0.07 per share, and for the full year of 2013 was $626,000, or $0.10 per share, compared to a net loss of $1,272,000, or $0.21 per share, in the fourth quarter of 2012, and $784,000, or $0.13 per share, for the full year of 2012.

Revenues from Media Services operations, which include Subscription Fulfillment Services operations conducted by the Company’s Palm Coast Data subsidiary (including Palm Coast’s new FulCircle Media business acquired December 31, 2012) and Newsstand Distribution and Product Services and other operations conducted by its Kable Media Services subsidiary, decreased from $83,447,000 in 2012 to $82,105,000 in 2013, and for the fourth quarter increased from $18,632,000 in 2012 to $20,026,000 in 2013 due to the inclusion of the FulCircle business since the date of its acquisition. Media Services operating expenses decreased from $70,076,000 (84.0% of related revenues) in 2012 to $69,880,000 (85.1% of related revenues) in 2013 as the result of the net effect of lower facilities and equipment costs (including depreciation) of $1,392,000 and reduced payroll and benefits of $526,000 offset by an increase in bad debt expense of $1,796,000. For the fourth quarter, these expenses increased from $16,743,000 (89.9% of related revenues) in 2012 to $18,904,000 (94.4% of related revenues) due to the $2,000,000 bad debt reserve mentioned above. Exclusive of the effect of the bad debt reserve, fourth quarter operating expenses were $16,904,000 (84.4% of related revenues) and increased from the prior year due to the inclusion of the FulCircle business.  Media Services general and administrative expenses decreased from $2,133,000 (11.4% of related revenues) and $8,783,000 (10.5% of related revenues) in the fourth quarter and full year of 2012 to $1,978,000 (9.9% of related revenues) and $8,079,000 (9.8% of related revenues) for the same periods of 2013 due to reduced payroll and benefits.

Revenues from land sales at the Company’s AMREP Southwest subsidiary decreased from $454,000 and $1,889,000 in the fourth quarter and full year of 2012 to $308,000 and $833,000 for the comparable periods of 2013.  In Rio Rancho, New Mexico, the Company offers for sale both developed and undeveloped lots to national, regional and local homebuilders, commercial and industrial property developers and others.  The Company sold 84 and 104 acres of land in the fourth quarter and full year of 2012, mostly undeveloped, at average selling prices of $5,000 and $18,000 per acre, compared to 9 and 12 acres of land at average selling prices of $34,000 and $69,000 per acre for the same periods of 2013. The average gross profit percentage on land sales before indirect costs was approximately 70% and 86% for the fourth quarter and full year of 2012 compared to approximately 56% and 38% for the same periods of 2013.  The sale of undeveloped land in 2012 consisted of land sold to a quasi-governmental agency under threat of condemnation for its use as part of a flood plain, and the nature of the land and its average selling price per acre are not believed to be representative of the Company’s inventory and investment properties.  As a result of these and other factors, including the nature and timing of specific transactions, revenues, average selling prices and related average gross profits from land sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.  In addition, as noted above, AMREP Southwest recorded impairment charges in 2012 and 2013 due to appraisals of a portion of its real estate that in each year showed a deterioration in fair market value from the prior year.

For more detail regarding the impairment charges taken by the Company in 2013 and 2012 and for additional information regarding the Company’s financial results, please refer to the Company’s Annual Report on Form 10-K filed today with the Securities and Exchange Commission.

AMREP Corporation’s Media Services business, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distributes magazines to wholesalers and provides subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major holder of real estate in New Mexico.

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Schedule 1

AMREP CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended April 30,
	2013	2012
Revenues	$20,336,000	$19,092,000

Net income (loss)	$(2,509,000)	$(1,631,000)

Earnings (loss) per share – Basic and Diluted	$(0.42)	$(0.27)

Weighted average number of common shares outstanding	5,996,000	5,996,000

	Twelve Months Ended April 30,
	2013	2012
Revenues	$83,001,000	$85,360,000

Net income (loss)	$(2,838,000)	$(1,143,000)

Earnings (loss) per share – Basic and Diluted	$(0.47)	$(0.19)

Weighted average number of common shares outstanding	5,996,000	5,996,000

Fourth quarter results include pre-tax, non-cash impairment charges of $1,342,000 (or $0.14 per share) in 2013 and $570,000 (or $0.06 per share) in 2012 reflecting the write-down of certain real estate assets, and a charge for a bad debt reserve of $2,000,000 (or $0.21 per share) in 2013. The full year pre-tax impairment charges in 2013 for the write-down of real estate assets was $1,511,000 (or $0.16 per share).